Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of March 20, 2025.

BETWEEN:

DIRTT ENVIRONMENTAL SOLUTIONS, Ltd.
(the “Company”)

- and -

RICHARD J. HUNTER
(the “Executive”)

RECITALS:

A.
The Executive is currently employed by the Company pursuant to an employment agreement dated August 12, 2022.
B.
The Company wishes to continue to employ the Executive and the Executive wishes to continue to work for the Company in the role of President & Chief Operating Officer.
C.
The parties agree that their employment relationship will be governed by the terms and conditions of this Agreement, commencing on the Effective Date.

NOW THEREFORE in consideration of the Executive’s recent promotion to the role of President & Chief Operating Officer, the increased compensation pursuant to that promotion, the increased entitlements to termination notice and severance as provided in this Agreement, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Executive agree as follows:

1.
Definitions
1.1
For the purpose of this Agreement, the following terms shall have the meanings as specified below:
(a)
“Affiliated” has the meaning set out in the Securities Act (Alberta), as amended from time to time, and an “Affiliate” means one of two or more Affiliated persons;
(b)
“Agreement” means this Executive Employment Agreement, as may be amended or supplemented from time to time, and including any schedules;
(c)
“Applicable Laws” means, in relation to this Agreement, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to this Agreement;
(d)
“Applicable Privacy Laws” means all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions including, but not limited to, the Personal Information Protection and Electronic Documents

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Act (Canada) and/or any comparable provincial law, including the Personal Information Protection Act (Alberta);
(e)
“Benefit Continuation” means the continued eligibility to participate in the benefits provided to the Executive by the Company under Section 5.2 excluding any short-term disability, long-term disability, AD&D, optional life insurance coverages or, in the event any benefits cannot be continued, payment of any amount equal to the Company’s cost for such benefits, payable monthly or on a pro-rata basis for any partial months, until the earlier of the conclusion of the statutory notice period under the ESC or the date the Executive obtains any alternative benefit coverage;
(f)
“Board” means the Board of Directors of the Company;
(g)
“Bonus” has the meaning set out in Section 5.3;
(h)
“Business” means the business of designing, manufacturing and installing prefabricated interiors in commercial and residential buildings, and includes, for greater certainty and without limitation:
(i)
the following products which can be integrated with interior wall solutions: (A) prefabricated modular network data cable distribution, (B) pre-fabricated and electrical power cable distribution, (C) pre-fabricated modular case goods, and (D) pre-fabricated low-profile flooring;
(ii)
the development and sale or license to third parties of 3D computer aided design software for the design, construction and maintenance of buildings and the design, construction, modification and furnishing of building interiors; and
(iii)
the production, sale, servicing, licensing, and distribution of such products and services;
(i)
“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Company and its Affiliates, whether oral or in writing, or presented visually or electronically, and includes business and technical information, marketing and business plans, strategies, research and development materials and matters, databases, specifications, formulations, tooling, prototypes, sketches, models, drawings, specifications, procurement requirements, engineering information, samples, computer software (source and object codes), forecasts, identity of or details about actual or potential customers or projects, techniques, inventions, discoveries, know-how, and trade secrets. Notwithstanding the foregoing, Confidential Information does not include any information:
(i)
that becomes publicly available through no fault or breach of this Agreement by the Executive; or
(ii)
that the Executive possesses prior to the date on which the Executive first became employed or engaged by the Company or any of its Affiliates and that the Executive obtained from a source other than the Company or any of its Affiliates;

(j)
“Customer” means any Person who has, with the Executive’s knowledge, purchased any service or product produced, sold, licensed, or distributed from the Company or any Affiliate at any time in the twelve (12) months prior to:
(i)
in respect of the solicitation or attempted solicitation during the term of the Executive’s employment with the Company, the date of the solicitation or attempted solicitation; or
(ii)
in respect of solicitation or attempted solicitation after the termination of the Executive’s employment with the Company, the Termination Date;
(k)
“Distribution Partner” means a Person who has, with the Executive’s knowledge, been engaged in the sale of any product or service produced, sold, licensed, or distributed by the Company or any of its Affiliates at any time in the twelve (12) months prior to:
(i)
in respect of the solicitation or attempted solicitation during the term of the Executive’s employment with the Company, the date of the solicitation or attempted solicitation; or
(ii)
in respect of solicitation or attempted solicitation after the termination of the Executive’s employment with the Company, the Termination Date;
(l)
“Effective Date” means March 20, 2025;
(m)
“ESC” means the Employment Standards Code (Alberta) and its regulations, as amended from time to time;
(n)
“ESPP” means the Company’s Employee Share Purchase Plan, as may be amended by the Company from time to time at its sole discretion;
(o)
“Good Reason” means:
(i)
a material diminution in the Executive’s Salary or authority, duties and responsibilities with the Company or any Affiliate; provided, however, that if the Executive is serving as an officer or member of the board of directors (or similar governing body) of the Company or any Affiliate, in no event shall the removal of the Executive as an officer or board member, regardless of the reason for such removal, constitute Good Reason;
(ii)
the relocation of the geographic location of the Executive’s principal place of employment by more than fifty (50) miles from the location of the Executive’s principal place of employment as of the Effective Date; provided, however, that travel in the course of Executive’s employment (including to other locations of the Company and parent in the United States and Canada) shall not be considered to be a Good Reason;
(iii)
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 1.1(o)(i) or 1.1(o)(ii) giving rise to the Executive’s termination of employment must have arisen without the Executive’s consent (whether express or implied); (B) the Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of the Executive’s termination of employment must occur within ninety (90) days after the initial occurrence of the condition(s) specified in such notice;
(p)
“Just Cause” means any reason which would entitle the Company to terminate the Executive’s employment without notice or payment in lieu of notice pursuant to the ESC;
(q)
“Materials” means any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, and any other intellectual property created, developed, made or conceived by the Executive either alone or in conjunction with others: (i) in connection with the Executive’s duties or responsibilities under this Agreement; and/or (ii) resulting from the use of any information, equipment, materials or premises owned, leased, or contracted for by the Company or any of its Affiliates;
(r)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
(s)
“Personal Information” means information about an identifiable individual, but excludes business contact information;
(t)
“Prospective Customer” means any Person who has, with the Executive’s knowledge, been solicited (other than by means of mass email, general advertisement, or other non-targeted means) by the Company or any Affiliate for the purpose of purchasing any service or product produced, sold, licensed, or distributed by the Company or any Affiliate at any time in the twelve (12) months prior to:
(i)
in respect of the solicitation or attempted solicitation during the term of the Executive’s employment with the Company, the date of the solicitation or attempted solicitation; or
(ii)
in respect of solicitation or attempted solicitation after the termination of the Executive’s employment with the Company, the Termination Date;
(u)
“Restricted Period” means twelve (12) months from the Termination Date;
(v)
“RSUs” means Restricted Stock Units;
(w)
“Restricted Territory” means the Canadian provinces of Alberta, British Columbia, and Ontario and the United States of America states of Texas, Georgia, Utah, Illinois, and New

York, and any other geographic area that the parties may hereafter agree to include in the Restricted Territory;
(x)
“Salary” means the annual base salary of CAD $506,250, or as may be updated from time to time;
(y)
“Severance Payment” means, at the Company’s discretion, either (i) the continued monthly payment of the Salary (as at the Termination Date) for the duration of the Severance Period or (ii) a single lump sum payment equivalent to 24 months’ Salary (as at the Termination Date);
(z)
“Severance Period” means twenty-four (24) months from the Termination Date;
(aa)
“Supplier” means any Person who has, with the Executive’s knowledge, supplied any product or service to the Company or any Affiliate at any time in the twelve (12) months prior to:
(i)
in respect of the solicitation or attempted solicitation during the term of the Executive’s employment with the Company, the date of the solicitation or attempted solicitation; or
(ii)
in respect of solicitation or attempted solicitation after the termination of the Executive’s employment with the Company, the Termination Date;
(bb)
“Tax Equalization Period” means the period the Executive is employed from January 1, 2024, through December 31, 2026; and
(cc)
“Termination Date” means:
(i)
if the Executive’s employment ends due to resignation, retirement, or Good Reason, the date stipulated in any notice provided by the Executive as accepted by the Company;
(ii)
if the Executive’s employment is terminated by the Company, with or without Just Cause, the later of (a) the expiration of any working notice period provided by the Company and (b) the expiration of any minimum statutory notice period prescribed by the ESC; and
(iii)
the Termination Date shall not include any additional period during which the Executive is in receipt of, or would have a claim to, any compensation, damages, or other entitlements in lieu of notice of termination, whether under contract or common law (including in any claim for constructive or wrongful dismissal).
2.
Employment of the Executive and Position
2.1
Commencing on the Effective Date, it is confirmed the Executive holds the position of President & Chief Operating Officer and shall report directly to the Chief Executive Officer. As President & Chief Operating Officer of the Company, the Executive shall perform those duties set forth in any applicable position description adopted and amended by the Company from time to time, and such other duties as the Executive shall reasonably be directed to perform by the Company from time to time in respect of the business and operations of the Company and its Affiliates.
3.
Performance of Duties
3.1
The Executive’s principal place of employment as of the Effective Date shall be the Company’s offices in Calgary, Alberta; provided, however, the Executive acknowledges and agrees that business travel will be required in the course of performing their duties.
3.2
The Executive shall devote substantially all of their working time and attention to the performance of their duties on behalf of the Company and its Affiliates, shall faithfully, honestly and diligently serve the Company and its Affiliates and shall use their best efforts and skill to promote the best interests of the Company and its Affiliates at all times. Notwithstanding the foregoing, the Executive may devote a reasonable amount of time during non-business hours to charitable organizations and boards, provided that such participation does not adversely impact the performance of their duties hereunder or breach any of the other terms of this Agreement or any other obligation that the Executive owes the Company or any of its Affiliates.
3.3
In performing their duties under this Agreement, the Executive shall comply with any written policies, procedures or rules established by the Company from time to time, as may be amended by the Company at its sole discretion.
4.
Employment Period
4.1
The Executive shall continue to be employed by the Company hereunder commencing on the Effective Date until this Agreement is terminated in accordance with this Agreement.
5.
Remuneration
5.1
Salary. For the Executive’s services under this Agreement, the Company shall pay the Executive the Salary, paid semi-monthly on the 15th and the last day of each month.
5.2
Benefits. The Executive shall be eligible to participate in any health and dental benefit plans made available by the Company to its similarly situated employees from time to time in accordance with, and subject to, the terms and conditions of such plans, as may be amended by the Company at its sole discretion from time to time. The Company shall not, by reason of this Section 5.2, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, so long as such changes are similarly applicable to any similarly situated Company employees generally.
5.3
Bonus. The Executive will be eligible to participate in the Company’s bonus program(s) as established from time to time for its similarly situated employees, in accordance with and subject to the terms and conditions of those bonus programs and as set out herein (the “Bonus”).
(a)
As of the Effective Date, the Bonus consists of the Company’s Variable Pay Plan, as amended from time to time (the “VPP”).
(b)
The Executive’s annual target Bonus opportunity shall be as set forth in the Company's annual VPP program as communicated to the Executive, which shall be subject to change at the Board’s discretion. For 2025, the target bonus shall be equal to 50-100% of the 2025 Salary.

(c)
The amount of any Bonus award under the VPP in respect of a calendar year is dependent upon and calculated in reference to the achievement of applicable performance objectives as set out and evaluated by the Board in its sole discretion. The Executive has no expectation of any Bonus award unless the applicable performance objectives are met.
(d)
The performance objectives are subject to change each year within the reasonable discretion of the Board.
(e)
The Bonus, if any, will be paid to the Executive in accordance with the terms of the VPP. Notwithstanding the foregoing, if the Executive’s employment is terminated in accordance with Section 9, the Executive may remain eligible to receive a prorated Bonus as determined to be earned, at the Board’s discretion. up to the Termination Date, but shall have no claim or entitlement to any Bonus or award following the Termination Date.
5.4
Equity-Based Incentive Compensation. The Executive will be eligible to participate in the Company's Long Term Incentive Plan or other equity-based incentive arrangements, as established and/or amended from time to time and as applicable to its similarly situated employees, and in accordance with and subject to the terms thereof. The amount and type of the equity-based incentive arrangements for any year will be determined by the Board and may change from year to year.
5.5
Employee Share Purchase Plan. The Executive shall be eligible to participate in the ESPP, subject to the terms and conditions of the ESPP.
6.
Expenses
6.1
The Company shall pay or reimburse the Executive for all reasonable travel and other out-of-pocket expenses incurred or paid by the Executive in the performance of their duties, upon the presentation of expense statements or other supporting documentation as the Company may reasonably require, in accordance with any expense reimbursement policies implemented by the Company from time to time. Any such reimbursement of expenses shall be made by the Company as soon as practicable following receipt of such documentation. At no time shall any reimbursement be made to the Executive for any expenses incurred after the Termination Date.
6.2
The payment or reimbursement of expenses in this Section 6 shall be made upon the presentation of expense statements or other supporting documentation as the Company may reasonably require, in accordance with any expense reimburse policies implemented by the Company from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive). In no event shall any reimbursement be made to the Executive for any expenses incurred after the date of the Executive’s termination of employment with the Company.
7.
Tax Equalization Guarantee
7.1
The Company commits to provide a tax equalization for the Executive during the Tax Equalization Period to ensure that the Executive’s after-tax income is not adversely affected by termination or demotion.

7.2
The Company will reimburse the Executive for any additional taxes (including but not limited to federal and provincial income taxes) resulting from the termination or demotion without Just Cause, such that the Executive’s net compensation, after payment of taxes, will be equal to the amount the Executive would have received had the termination or demotion not occurred relating to past VPP compensation.
7.3
Eligible Taxes. Tax equalization will cover any taxes the Executive incurs during each year of the tax equalization period specifically referring to:
(a)
Any additional income tax burden paid during the Tax Equalization Period regarding the VPP only.
(b)
Any additional income tax burden paid should not be considerably more than reasonably expected for similar tax payments in the country of origin. This will be the difference in tax percentages between Alberta (current province of employment) versus Texas (country of origin / DIRTT’s operating state in the U.S.).
7.4
Reimbursement Process. The Executive must submit any claims for tax equalization to the Company within 60 days following the payment of taxes, along with supporting documentation, including tax returns, tax assessments, or proof of payments made. The Company will reimburse the Executive for any eligible taxes within 30 days after receipt of the required documentation. The Executive acknowledges that the reimbursement will be subject to income taxes in Canada.
7.5
Conditions.
(a)
The tax equalization provisions outlined herein are conditional upon the Executive remaining in compliance with any applicable confidentiality, non-compete, or non-solicitation obligations as outlined in the Executive’s employment agreement or any other relevant agreements.
(b)
The tax equalization will be applicable solely during the Tax Equalization Period, and will not extend beyond December 31, 2026, unless otherwise agreed upon in writing by the Company. However, for the avoidance of doubt the 2026 period of tax equalization will be paid after taxes are filed for the 2026 tax year in April 2027. This will be paid in accordance with the terms and conditions stated in point 7.3 above regarding the reimbursement process.
8.
Vacation
8.1
As of the Effective Date, the Executive shall be eligible for 4 weeks’ paid vacation for each completed calendar year (pro-rated for partial calendar years) that the Executive is employed hereunder. Vacation eligibility will be increased by one (1) week per year for every five (5) completed years of the Executive’s service from the Effective Date to a maximum of up to six (6) weeks per complete calendar year. Vacation shall accrue and be taken in accordance with Company vacation policies as in effect from time to time.
9.
Termination
9.1
Termination by the Company with Just Cause. If the Company terminates the Executive’s employment and this Agreement for Just Cause, the Executive shall receive any wages, benefits,

prorated Bonus, vacation pay, statutory pay under the ESC, and reimbursable expenses accrued up to the Termination Date, but shall not receive or be entitled to any further termination notice or payment in lieu of notice. The treatment of any equity-based incentive arrangement shall be governed by the terms of that plan and any grant agreement.
9.2
Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement and their employment with the Company by providing 30 days’ advance written notice to the Company. The Executive shall receive any wages, benefits, prorated Bonus, vacation pay, statutory pay under the ESC, and reimbursable expenses accrued up to the Termination Date, but shall not receive or be entitled to any further termination notice or payment in lieu of notice. The treatment of any equity-based incentive arrangement shall be governed by the terms of that plan and any grant agreement. The Company may, at its discretion, waive the requirement that the Executive work all or any portion of the resignation notice period, while continuing to pay the Executive’s compensation and provide benefits until the expiry of the resignation notice period and this shall not constitute a constructive or other dismissal.
9.3
Death. This Agreement shall automatically terminate upon the death of the Executive and the Executive’s estate will receive payment of any wages, benefits, prorated Bonus, vacation pay, statutory pay under the ESC, and reimbursable expenses accrued up to the Termination Date, but shall not receive or be entitled to any further termination notice or payment in lieu of notice. The treatment of any equity-based incentive arrangement shall be governed by the terms of that plan and any grant agreement.
9.4
Termination by the Company Without Just Cause. If the Company terminates this Agreement and the Executive’s employment without Just Cause, the Company shall provide the Executive with the following:
(a)
payment of any wages, benefits, prorated Bonus, vacation pay, statutory pay under the ESC, and reimbursable expenses accrued up to the Termination Date;
(b)
the greater of (i) the Severance Payment or (ii) the minimum termination notice or payment in lieu of notice required by the ESC;
(c)
the Benefit Continuation for any Canadian benefits; and
(d)
for any US benefit coverage that the Executive elects to continue (personally and on behalf of any spouse and eligible dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). The Executive shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Severance Period; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by the Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its Affiliates, then the Company and the Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company or such other Affiliate.
9.5
Except as set out at Section 9.12 below, the treatment of any equity-based incentive arrangement shall be governed by the terms of that plan and any grant agreement.
9.6
The payments and benefits referred to in Section 9.4 are subject to applicable statutory deductions, withholdings, and remittances where applicable.
9.7
The payments and benefits referred to in Section 9.4 are not subject to mitigation and will not be reduced by any amounts received by the Executive in mitigation during the Severance Period.
9.8
The payments and benefits referred to in Sections 9.4(b) through 9.4(d), (beyond the Executive’s minimum entitlements pursuant to the ESC), are subject to and conditional upon the Executive: (i) executing and returning a release in favour of the Company of all claims, in a form acceptable to the Company, and (ii) abiding by the terms of each of Sections 10, 11, 12, 13 and 14. If the Executive fails to sign and return the release, the Executive shall only be entitled to receive those minimum entitlements set out under the ESC in Canada.
(a)
The Executive wishes to clarify that the prorated Bonus payment (if any) and the Severance Payment are subject to and conditioned upon the Executive executing, on or before the time provided by the Company to do so (which shall not be less than twenty-one (21) days), and not revoking within any time provided by the Company to do so, a release of all claims in favor of, and in a form acceptable to the Company.
9.9
It is agreed and understood that the provision of such minimum notice or pay in lieu of notice (or combination of notice and pay in lieu thereof, at the Company’s sole discretion), together with any other statutory entitlements and any contractual severance provisions stated herein, shall constitute full and final satisfaction of any claim, right or entitlement that the Executive may have arising from or related to the termination of the Executive’s employment including any relocation provisions and this Agreement, whether pursuant to contract, common law or otherwise. The Executive agrees that this Section is fair and reasonable, and that upon termination in compliance with this section, the Executive shall have no cause of action, claim or demand for notice, pay in lieu of notice, termination pay, or any lost opportunity to receive lost compensation, against the Company or any other person as a consequence of such termination.
9.10
Termination for Good Reason. Notwithstanding Section 9.2, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company for Good Reason, and subject to Section 9.7, the Executive shall be entitled to receive the payments set out in Section 9.4. Except as set out at Section 9.12 below, the treatment of any equity-based incentive arrangement shall be governed by the terms of that plan and any grant agreement.
9.11
Deemed Resignation, Return of Property, etc. On the Termination Date, the Executive shall (i) be deemed to have automatically resigned from all offices and directorships held by the Executive with the Company and its Affiliates and agrees to execute, immediately upon request, any such written resignations or other documentation as may be requested by the Company with respect thereto, (ii) deliver to the Company (and not retain any copies of) all Materials in the Executive’s possession or under the Executive’s control, and (iii) deliver to the Company any keys, access cards, business cards, credit and charge cards, computer, cell phone or other property or device issued or provided to him by or on behalf of the Company or any Affiliate.
9.12
Vesting of Restricted Stock Units (RSUs) Upon Change in Control or Termination for Good Reason or Without Just Cause. Notwithstanding any provision to the contrary in the Company’s equity-based incentive award plan(s) or the Executive's grant agreement(s), all of the Executive's RSUs, whether existing or granted after the Effective Date, but expressly excluding any performance equity grants, shall vest in full (100%) under the following circumstances:
a)
Change in Control (CIC): All unvested RSUs shall immediately vest in full upon the occurrence of the Change in Control of the Company, as defined in the applicable equity-based incentive award plan or grant agreement. For the avoidance of doubt, previously granted RSUs, including for any retention or promotion, are included in the treatment of accelerated vesting by this Change in Control.
b)
Termination Without Just Cause: In the event the Executive's employment is terminated by the Company without Just Cause, all unvested RSUs shall immediately vest in full as of the Termination Date. For the avoidance of doubt, previously granted RSUs, including for any retention or promotion, are included in the treatment of accelerated vesting under this provision.
c)
Termination for Good Reason: In the event the Executive terminates their employment for Good Reason, all unvested RSUs shall immediately vest in full as of the Termination Date. For the avoidance of doubt, previously granted RSU’s, including for any retention or promotion, are included in the treatment of accelerated vesting under this provision.
10.
Non-Competition
10.1
The Executive shall not, during the term of this Agreement and for the Restricted Period (regardless of the reason for termination of the Executive’s employment or the party causing it), anywhere within the Restricted Territory, directly or indirectly, in any manner whatsoever, including, either individually, through an affiliate or subsidiary or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, consultant, contractor, director, shareholder, interest holder, partner, limited partner, lender or in any other manner:
(a)
be engaged in, participate in, operate, be retained by, consult for, or be employed by any undertaking, endeavour, activity or business;
(b)
have any financial or other interest, including an interest by way of royalty or other compensation arrangements, in or in respect of an undertaking, endeavour, activity or business; or
(c)
advise, manage, lend money to or guarantee the debts or obligations of, or permit the use of the Executive’s name or any part thereof,

in an undertaking which carries on a business that competes with the Business, or any material part thereof. For greater certainty, Falkbuilt Ltd., or any affiliate or subsidiary of Falkbuilt Ltd., is competitive with the Business.

10.2
The Executive will not be considered to be in breach of the foregoing covenant by virtue of holding, directly or indirectly and in the aggregate, not more than 2% of the issued and outstanding securities of any publicly listed company that competes, in whole or in part, with the Business.
11.
Non-Solicitation
11.1
The Executive shall not, during the term of this Agreement and for the Restricted Period (regardless of the reason for termination of the Executive’s employment or the party causing it), directly or indirectly, in any manner whatsoever including, either individually, through an affiliate or subsidiary or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, consultant, contractor, director, shareholder, interest holder, partner, limited partner, lender or in any other manner:
(a)
solicit a Customer or Prospective Customer for the purpose of selling to such Person any products or services that are competitive with the Business;
(b)
solicit a Supplier or Distribution Partner for the purpose of persuading or attempting to persuade such Person to change its relationship with the Company or any Affiliate or to restrict, limit, discontinue or to reduce the amount of business they do with Company or any Affiliate;
(c)
solicit or attempt to solicit, or assist any other Person to solicit, the employment or engagement of any Person who is employed with the Company or engaged as consultant or contractor (and who regularly provides services to the Company) or otherwise induce or attempt to induce such Person to leave their employment or engagement with the Company or any Affiliate; or
(d)
interfere or attempt to interfere with the Business of the Company or any Affiliate in an adverse manner, including with any contractual relationship between any Customer, Prospective Customer, Supplier, Distribution Partner, employee, consultant, contractor, or regulatory authority, unless otherwise required by law or permitted according to any whistleblower provisions of any Applicable Laws.
12.
Confidentiality
12.1
In the course of the Executive’s employment hereunder, the Company will provide the Executive with (and the Executive will have access to) Confidential Information. The Executive shall not, either during the term of their employment with the Company or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information, provided, however, that nothing in this Section shall preclude the Executive from disclosing or using Confidential Information if:
(a)
the Confidential Information is disclosed in the course of performing the Executive’s duties on behalf of the Company or any of its Affiliates;

(b)
the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;
(c)
the Confidential Information was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Company or any of its Affiliates; or
(d)
disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority, or by court order.
12.2
Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any Applicable Laws.
13.
Proprietary and Moral Rights
13.1
Proprietary Rights. The Executive recognizes the Company’s and its Affiliates’ proprietary rights in the tangible and intangible property of the Company and its Affiliates and acknowledges that the Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Company or its Affiliates or any of their respective predecessors, successors, affiliates or related companies. Accordingly, the Materials shall be the sole and exclusive property of the Company and its Affiliates (as applicable).
13.2
Disclosure of Materials. The Executive will immediately disclose to the Company in writing all Materials that the Executive conceives, develops, invents, authors, creates or contributes to the creation or improvement of, in whole or in part, during the term of the Executive's employment.
13.3
Waiver of Moral Rights. The Executive irrevocably waives, to the greatest extent permitted by law, all of the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials, and any right to restrict or prevent the modification or use, of any Materials in any way whatsoever. To the extent applicable, the Executive irrevocably transfers to the Company all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.
13.4
Assignment of Rights. To the extent that the Executive may own or otherwise acquire any right, title or interest in and to any Materials (including any intellectual property rights in the Materials) during the term of this Agreement and thereafter, the Executive agrees to assign, and hereby irrevocably assigns, all such right, title and interest automatically to the Company, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for future, current or past infringements, automatically upon the creation, development, making, or conception of same. At the expense and request of the Company, the Executive shall, both during and after the Executive’s employment with the Company, promptly execute all documents and do all other acts necessary in order to enable the Company to perfect its rights in any such assignment of Executive’s rights in the Materials.

13.5
Registrations. The Company will have the exclusive right to apply for, obtain, renew and maintain copyright registrations, letters patent and patent registrations, industrial design registrations, trade-mark registrations, domain name registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Company, the Executive shall, both during and after the Executive’s employment with the Company, promptly execute all documents and do all other acts necessary in order to enable the Company to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.
13.6
Obligations In the Event of Infringement. The Executive shall protect and safeguard the Materials from dissemination. In the event the Executive observes or becomes aware that any person, firm, company or entity is infringing on the Company’s rights in and to Materials or has filed any claims against the Company regarding the Materials, the Executive shall immediately notify the Company of such infringement or claim and will confer with the Company with regard thereto. Upon the Company becoming aware of infringement or claim of infringement against it, the Company may act in its sole discretion and the Executive agrees that the Company may take any action against in its sole and absolute discretion. The Executive shall cooperate and provide all necessary assistance to the Company in any such action or defense of claims whether during or after the term of its employment with the Company, and such co-operation and assistance may include the execution of reasonable documents and in accordance with applicable laws.
14.
Fiduciary and Other Obligations
14.1
The Executive acknowledges that the obligations contained in Sections 10, 11, 12 and 13 of this Agreement are in addition to any statutory, fiduciary and other common law obligations that the Executive also owes to the Company and its Affiliates, during and after the term of this Agreement. For greater certainty, nothing contained in this Agreement is a waiver, release or reduction of any statutory, fiduciary or common law obligations owed by the Executive to the Company and its Affiliates.
15.
Reasonableness and Enforceability of Restrictions
15.1
The Company shall provide the Executive access to Confidential Information for use only during the term of this Agreement, and the Executive acknowledges and agrees that the Company and its Affiliates will be entrusting the Executive, in the Executive’s unique and special capacity, with developing the goodwill of the Company and its Affiliates, and as an express incentive for the Company to enter into this Agreement and employ the Executive hereunder, the Executive has voluntarily agreed to the covenants set forth in Sections 10, 11, 12, 13 and 14.
15.2
The Executive acknowledges and agrees that all of the restrictions contained in Sections 10, 11, 12, 13 and 14 of this Agreement (including without limitation the definition of Business, the definition of Restricted Territory (which fairly reflects the geographic scope of the Business activities carried on by the Company and its Affiliates) and the length of the Restricted Period) are reasonable in all respects and necessary to protect the Confidential Information and other legitimate interests of the Company and its Affiliates, and will not unduly restrict the Executive’s ability to secure alternative employment following the termination of the Executive’s employment for any reason. If any covenant or provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, for any reason, it shall be interpreted to provide the broadest possible restriction permitted by law and will be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.
15.3
The Executive acknowledges and agrees the Company and the Affiliate will suffer irreparable harm in the event that the Executive breaches any of its obligations under Sections 10, 11, 12, 13 and 14 of this Agreement, and that monetary damages would be impossible to quantify and inadequate to compensate the Company and its Affiliates for such a breach. Accordingly, the Executive agrees that in the event of any breach or a threatened breach by the Executive of any of the provisions of this Agreement, the Company and each of its Affiliates shall be entitled to seek, in addition to any other rights, remedies or damages available to the Company at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.
15.4
The restrictions and obligations of the Executive under Sections 10, 11, 12, 13, 14 and 15 of this Agreement shall survive the termination of this Agreement for any reason.
16.
Privacy
16.1
The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain the Personal Information of the employees, contractors, consultants and customers of the Company and its Affiliates. The Executive shall at all times comply, and shall assist the Company to comply, with all Applicable Privacy Laws.
16.2
The Executive acknowledges and agrees that the disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Company's business, as required by law or regulatory agencies, as part of the Company’s audit process, as part of a potential business or commercial transaction, or as part of the Company’s management of the employment relationship, and the Executive hereby grants consent as may be required by Applicable Privacy Laws to the disclosure of the same.
17.
Notices
17.1
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or express overnight courier service or internationally recognized second-day courier service or email as hereinafter provided. Notice of change of address shall also be governed by this Section. Notices shall be deemed to have been duly received (a) when delivered in person if given by hand delivery, (b) when sent by email transmission on a business day to the email address set forth below, if applicable; provided, however, that if a notice is sent by email transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business bay following deposit with an internationally-recognized second-day courier service with proof of receipt maintained. Notices and other communications shall be addressed as follows:
(a)
if to the Executive:

Richard J. Hunter
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(b)
if to the Company

DIRTT Environmental Solutions, Ltd.
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18.
Headings
18.1
The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
19.
Applicable Deductions and Withholdings
19.1
The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings including: (a) all federal, provincial, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by the Executive.
20.
Third-Party Beneficiaries
20.1
The parent and each other Affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of the Executive’s representations, covenants, and obligations under Sections 11, 12, 13, 14 and 15 and shall be entitled to enforce such representations, covenants, and obligations as if a party hereto.
21.
Entire Agreement, Amendment, No Waiver
21.1
This Agreement constitutes the entire agreement between the parties hereto and between the Executive and any other Affiliate of the Company regarding the subject matter hereof and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations (including the offer letter from the parent to the Executive dated March 20, 2025). There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall the waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
22.
Assignment
22.1
Neither the Executive nor the Company may assign its rights hereunder without the consent of the other party; provided, however, that the Company may assign its rights hereunder without the Executive’s consent to any Affiliate of the Company or to a successor Company which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Company and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

23.
Currency
23.1
All amounts in this Agreement are in Canadian currency unless otherwise specified.
24.
Governing Law
24.1
This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the executive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement.
25.
Severability
25.1
If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
26.
Waiver of Breach
26.1
Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
27.
Clawback
27.1
Notwithstanding any other provisions in this Agreement to the contrary, any equity-based incentive or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company, whether in existence as of the Effective Date or later adopted, pursuant to any such law, government regulation or stock exchange listing requirement), subject only to any minimum statutory requirements of the ESC.
28.
Legal Advice
28.1
The Executive acknowledges that they have been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that they fully understand the nature and consequences of this Agreement.
29.
Counterparts
29.1
This Agreement may be signed in counterparts and by facsimile or .pdf electronic mail transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF the parties acknowledge and agree that they have read and understand the terms of this Agreement and have executed this Agreement as of the Effective Date.

DIRTT ENVIRONMENTAL SOLUTIONS, LTD.

By: /s/ Aron English Name: Aron English
Title: Chair of the CGCC

/s/*** /s/ Richard Hunter
Witness (Signature) Richard Hunter

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Witness (Print)

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